Exhibit 10.7(b)
AMENDMENT TO EMPLOYMENT AGREEMENT FOR INTERNAL REVENUE CODE
SECTION 409A COMPLIANCE
By their signatures below, U.S. Bancorp (the “Company”) and Pamela A. Joseph (“Employee”), agree that the Employment Agreement dated May 7, 2001 among the Company, Employee, Nova Corporation and Nova Information Systems, Inc. (“Employment Agreement”) is hereby amended as set forth below. The purpose of this amendment (“Amendment”) is to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized words that are not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement.
WHEREAS, Employee and the Company have entered into the Employment Agreement which provides, among other things, for the payment of Termination Payments upon Employee’s termination of employment (i) by the Company without cause, (ii) by Employee as a result of negative changes in the employment relationship that effectively render such termination an involuntary termination, or (iii) by Employee voluntarily within two years following a Change in Control; and
WHEREAS, the Company and Employee wish to amend the Employment Agreement to comply with Section 409A of the Code:
NOW, THEREFORE, in consideration of the mutual benefits to the parties that result from compliance with Code Section 409A and the timely amendment of the Employment Agreement, the Company and Employee agree that, notwithstanding anything to the contrary contained in the Employment Agreement, the following provisions, definitions and rules will apply and the Employment Agreement shall be construed accordingly.
1. Vesting of Rights. Sections 3(h) of the Employment Agreement provides for the acceleration of vesting of options, restricted stock and other similar rights as well as any non-qualified retirement balance or deferred compensation balance (collectively referred to as “Rights”) upon a Change in Control. Sections 7(a)(iii) and (iv) of the Employment Agreement provide for the acceleration of vesting of Rights in the event that Employee’s employment is terminated under specified circumstances. Notwithstanding anything arguably to the contrary in the Employment Agreement, including, without limitation, Sections 3(h) and 7(a)(iii) and (iv), the acceleration of vesting of Rights that constitute deferred compensation subject to Code Section 409A shall not, in and of itself, alter the payment date with respect to such deferred compensation. The time and form of payment of such deferred compensation shall be governed by the terms of the applicable deferred compensation plan, provided, however, that if Employee has been awarded restricted stock units (“RSUs”) under the Company’s stock incentive plan that are subject to Code Section 409A, and the vesting of such RSUs is accelerated pursuant to the terms of the Employment Agreement, the payment date for such RSUs shall be the earlier of (i) the vesting date for the RSUs, prior to any accelerated vesting, if the Employee had continued in employment (a specified date), and (ii) the date that is thirty days following Employee’s “separation from service” with the Company and its affiliates. Separation from service has the meaning ascribed to it under Code Section 409A and applicable guidance, provided that the term “affiliate” shall mean a business entity which is affiliated in ownership with the Company and that is treated as a single employer under the rules of section 414(b) and (c) of the Code, applying an eighty percent common ownership standard (“Separation from Service”).
2. Termination Payments. Section 7 of the Employment Agreement provides for the payment of a Severance Payment and a Supplemental Payment upon Employee’s termination of employment (i) by the Company without cause, or (ii) by Employee as a result of negative changes in the employment relationship that effectively render such termination an involuntary termination. It is mutually understood that the Supplemental Payment, which is defined in Section 7(a)(ii), (i) is an additional payment required as a result of Employee’s actual or constructive involuntary termination, the amount of which is determined with reference to the prior year’s Bonus Compensation, and (ii) is not a payment of all or any portion of Bonus Compensation that would or could have become payable with respect to Employee’s services for the year in which Employee’s termination of employment occurs had Employee continued employment through the end of that year. Section 7 provides for the payment of a Severance Payment (but not a Supplemental Payment) upon a termination of employment by Employee voluntarily within two years following a Change in Control. Notwithstanding anything to the contrary in the Employment Agreement, the following rules will apply with respect to the Severance Payment and the Supplemental Payment.
(a) Definition of Separation from Service. Any termination of Employee’s employment, which termination results in the Company’s obligation to pay a Severance Payment or a Supplemental Payment, will in all cases meet the definition of Separation from Service.
(b) Specified Employee; Delay in Payment of Severance Payment and Supplemental Payment. If Employee is a Specified Employee at the time of her Separation from Service, the payment of any portion of the Severance Payment and/or the Supplemental Payment that would otherwise have been paid during the six month period following Employee’s Separation from Service will be delayed until at least six (6) months following her Separation from Service. On the first business day following the expiration of that six (6) month period, all amounts that would have been paid during the six (6) month period shall be paid to Employee.
(c) Definition of Specified Employee. Specified Employee means an individual who is a specified employee for purposes of section 1.409A-1(i) of the U.S. Treasury Regulations and the determination by the Company of the identity of the Specified Employees as of a given date will be determined pursuant to the rules and procedures set forth in the separate document entitled “U.S. Bank Specified Employee Determination.
3. Medical, Dental and Life Insurance Benefits During Continuation Period. Section 7(a) provides that the Company will (with limited exceptions), during the Continuation Period, provide to Employee and her dependents medical, dental and life insurance benefits. To the extent that such benefits are provided through a self funded group health plan, the fair market value of any Company subsidy of the cost of coverage will be reported as taxable income to the Employee.

4. Accrued but Unpaid Bonus Compensation. Section 7(a) provides that upon Employee’s termination of employment under certain circumstances Employee’s accrued but unpaid Bonus Compensation shall be paid on the date that Bonus Compensation would have been payable under the Incentive Compensation Plan had termination of employment not occurred. Notwithstanding anything in the Employment Agreement to the contrary, including, without limitation, Section 7(a), it is mutually agreed and understood that to the extent that Bonus Compensation is payable pursuant to an award under the Company’s 2006 Executive Incentive Plan, no portion of such award shall be paid unless the performance criteria for the performance period have been met and Employee remains employed at the end of the performance period.
5. One Year Payment and Two Year Payment — Delay in Payment. Section 7(c) provides that upon certain terminations of employment other than by the Company without cause or by Employee for reasons constituting a constructive termination, the Company, at its sole discretion, may cause Employee to comply with certain non-disclosure, non-solicitation and non-compete obligations for a period of either one year or two years, in exchange for the One Year Payment or the Two Year Payment, as applicable, each to be paid in monthly installments. Notwithstanding anything to the contrary in the Employment Agreement, including, without limitation, Section 7(c), the following rules will apply.
(a) Definition of Separation from Service. Any termination of Employee’s employment, which termination results in the Company’s obligation to pay a One Year Payment or a Two Year Payment will in all cases meet the definition of Separation from Service.
(b) Specified Employee; Delay in Payment of One Year Payment and Two Year Payment. If Employee is a Specified Employee at the time of her Separation from Service, the payment of any portion of the One Year Payment or the Two Year Payment that would otherwise have been paid during the six month period following Employee’s Separation from Service will be delayed until at least six (6) months following her Separation from Service. On the first business day following the expiration of that six (6) month period, all amounts that would have been paid during the six (6) month period shall be paid to Employee.
6. Gross-Up Payment. Section 7(e) provides that if Termination Payments result in an excise tax under Code Section 4999 as a result of an excess parachute payment under Code Section 280G, the Company will make an additional payment to Employee, such payment referred to as the “Gross-Up Payment”. Notwithstanding anything to the contrary in the Employment Agreement, including, without limitation, under Section 7(e), the Gross-Up Payment, or any portion of it, (if any) will be paid by the end of Employee’s taxable year next following the taxable year in which Employee remits the related taxes.
7. Definition of Change in Control. Section 7(f)(i) of the Employment Agreement defines “Change in Control”. Notwithstanding anything to the contrary in the Employment Agreement, including, without limitation, Section 7(f)(i), the events described in Sections 7(f)(i)(A) through (D) shall constitute a Change in Control only if such events also would constitute a “change in the ownership” of the Company, a “change in the effective control” of the Company, or a “change in the ownership of a substantial portion” of the Company’s assets, all as defined under Treasury Regulation 1.409A-3(i)(5) and other applicable guidance.
8. Intent to Comply with Code section 409A. The Termination Payments provided for under the Employment Agreement and all other terms of the Employment Agreement, as amended by this Amendment, are intended to comply with Code Section 409A and applicable guidance. The Employment Agreement as amended by this Amendment will be construed and administered accordingly. If at any time the Company determines that the Employment Agreement must be further amended to comply with Code Section 409A, Employees consents to such amendment for the limited purpose, and only to the extent required, to comply with Code Section 409A.
IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the December 31, 2008.

U.S. BANCORP

Date: December 31, 2008	By:	/s/ Jennie Carlson

	Its:	Executive Vice President, Human Resources

EMPLOYEE

Date: December 31, 2008	/s/ Pamela A. Joseph

Pamela A. Joseph

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